Exhibit 99.1

Media Contacts:	Investor Contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS FULL-YEAR AND FOURTH-QUARTER 2008 RESULTS

Highlights

•	Financial Advisory operating revenue of $1.02 billion for the full year and $252.4 million for the fourth quarter of 2008 vs. $1.24 billion and $393.1 million for the respective 2007 periods

•	M&A and Strategic Advisory operating revenue of $814.7 million for the full year and $192.7 million for the fourth quarter of 2008 vs. $969.4 million and $313.6 million for the respective 2007 periods

•	Restructuring operating revenue of $119.3 million for the full year and $47.1 million for the fourth quarter of 2008 vs. $127.2 million and $32.3 million for the respective 2007 periods

•	Asset Management operating revenue of $628.7 million for the full year and $125.4 million for the fourth quarter of 2008 vs. $717.3 million and $231.2 million for the respective 2007 periods

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Net income per share (diluted and excluding the third-quarter 2008, after-tax, LAM equity charge(a) ) on a fully exchanged basis(b) of $1.72 for the full year of 2008, excluding provisions during the third quarter for losses from counterparty defaults,(c) or $1.65 including the provisions, vs. $2.77 per share for the full year of 2007

•	Net income per share (diluted) on a fully exchanged basis of $0.50 for the fourth quarter of 2008 vs. $1.04 per share (diluted) for the 2007 fourth quarter

NEW YORK, February 4, 2009 – Lazard Ltd (NYSE: LAZ) today announced financial results for the full year and fourth quarter ended December 31, 2008. Net income on a fully exchanged basis, excluding the third-quarter 2008, after-tax, LAM equity charge(a), was $205.9 million or $1.72 per share (diluted), for the full year of 2008, excluding provisions during the third quarter for losses from counterparty defaults of $12.4 million ($9.5 million after-tax), or $0.07 per share (diluted), relating primarily to the bankruptcy filing of one of our prime brokers, compared to $322.7 million, or $2.77 per share (diluted), for the full year of 2007. Net income on a fully exchanged basis, was $196.4 million, or $1.65 per share (diluted), for the full year of 2008, excluding the third-quarter 2008, after-tax, LAM equity charge but including the provisions during the third quarter of 2008 for losses from counterparty defaults.

(a)	The third-quarter, after-tax, LAM equity charge was $192.1 million, which represents compensation expense and transaction costs in connection with the firm’s purchase of all outstanding Lazard Asset Management (LAM) equity units, representing an exchange of cash and stock for pre-IPO goodwill equity interests in LAM held by certain current and former managing directors and employees of LAM.

(b)	Refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.

(c)	Represents provisions of $12.4 million ($9.5 million after-tax) or $0.07 per share (diluted) on a fully exchanged basis, taken during the third quarter of 2008 related primarily to the bankruptcy filing of one of our prime brokers.

Net income on a fully exchanged basis was $61.2 million, or $0.50 per share (diluted) for the fourth quarter of 2008, compared to $122.6 million for the 2007 fourth quarter, or $1.04 per share (diluted).

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

On a U.S. GAAP basis, which is before exchange of exchangeable interests and includes the third-quarter, after-tax, LAM equity charge and the provisions for counterparty defaults, net income was $3.1million, or $0.06 per share (diluted) for the full year of 2008, compared to net income of $155.0 million or $2.79 per share (diluted) for the full year of 2007. The U.S. GAAP basis net income was $38.0 million, or $0.50 per share (diluted), for the fourth quarter of 2008, compared to net income of $59.1 million or $1.04 per share (diluted) for the fourth quarter of 2007.

Comments

“This environment is a time of opportunity for Lazard, although this has been a tumultuous year for investment banking,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard. “I am pleased that Lazard performed well relative to the industry, due to our differentiated intellectual capital approach. In addition to our M&A activities, we have an increasingly important restructuring and capital structure advisory practice. The impact of market depreciation reduced assets under management but our Asset Management business had positive net inflows and offered many superior investment strategies for the year.”

“Our strategy is to take the long view and focus on our client relationships as we have for over 160 years. We will reinforce our areas of strength, invest in areas of growth, develop new products, contain costs and maintain liquidity, in order to take advantage of future opportunities,” said Mr. Wasserstein. “We intend to continue to hire key professionals on a selected basis and to redeploy Lazard employees into areas where we see potential for growth: restructuring, financial institutions advisory and other sectors, and selected areas in Asset Management. We also are continuing to broaden the products we offer clients in such areas as debt and capital structure advisory.”

“During the past year, new hires included a European-based Vice Chairman of Lazard International specializing in healthcare and global financial transactions; UK-based managing directors in the financial institutions group; a European managing director specializing in mining and metals; European debt advisory professionals in France, Germany and the UK; key hires in the U.S. in restructuring, the aerospace & defense sector and the Lazard Middle Market business; as well as the return of our global head of power, utilities and infrastructure,” said Mr. Wasserstein.

“Global economic challenges may persist for some time,” said Mr. Wasserstein. “Based on our continuing performance and ability to find opportunity in turbulent markets, I remain confident in the strength of our model. For the long term, our growth drivers will be the resurgence of M&A, the continued need for restructuring and capital raising, and our Asset Management business.”

“Our financial position remains strong. With approximately $1 billion in cash and marketable equity securities at the end of 2008, we are continuing to invest in growth areas of our businesses,” said Michael J. Castellano, Chief Financial Officer of Lazard. “To further optimize our mix of personnel, we also have been reducing staffing in other areas, and our back office, to create greater efficiency, productivity and shareholder value. As a result of these reductions and realignments, Lazard expects to record a pre-tax charge of approximately $60 million in the first quarter of 2009.”

“Lazard has maintained and strengthened its role as the independent advisor for clients on complex transactions or situations with needs that transcend economic cycles,” said Steven J. Golub, Vice Chairman of Lazard. “We closed significant transactions during the fourth quarter, including InBev’s $52.0 billion acquisition of Anheuser-Busch, the largest cash deal in history; the Ministry of Finance of the Netherlands in the State of the Netherlands’ €16.8 billion acquisition of the Dutch-based banking and insurance businesses of Fortis and Fortis’ share in ABN Amro Holding; Lloyds TSB Bank’s £12.2 billion acquisition of HBOS; Mitsubishi UFJ Financial Group’s $9.0 billion investment in Morgan Stanley; and ENI’s €2.7 billion acquisition of Suez’s 57% stake in Distrigas.”

“Among the pending, announced M&A transactions on which Lazard advised in the fourth quarter, continued to advise, or completed since December 31, 2008, are the Nuclear Liabilities Fund in British Energy’s £12.5 billion recommended sale to EDF; Exelon on its $13.7 billion exchange offer for NRG Energy; the shareholders of Essent on the €9.3 billion offer by RWE; Hapag-Lloyd’s €4.45 billion sale to a Hamburg-led consortium; Banco Santander’s $1.9 billion acquisition of Sovereign Bancorp; Astellas Pharma’s $1 billion proposal to acquire CV Therapeutics; and Caisse Nationale des Caisses d’Epargne’s planned merger with Banque Fédérale des Banques Populaires,” said Mr. Golub.

“Given our leadership position in the restructuring business, we have seen a dramatic increase in the level of restructuring and capital structure advisory activity in the last quarter, which we expect to continue this year,” said Mr. Golub. “Lazard is currently engaged on more than 70 restructuring assignments worldwide, many of which are not publicly disclosed assignments. These assignments involve over 20 industry sectors, including automotive, chemicals, consumer, energy, entertainment, financial services, gaming, hospitality, manufacturing, professional services, publishing, real estate, telecom and transportation. We are helping our clients with our deep talent and advisory experience in Chapter 11 and out-of-court restructurings, sales of distressed assets, debt advisory and capital raising around the world.”

“Lazard is advising or recently advised on 11 of the top 20 bankruptcies in North America that were filed in the past year, and our pipeline is continuing to grow apace,” added Mr. Golub. “These include bankruptcies for Lehman Brothers, Tribune Company, Smurfit-Stone, Nortel Networks, Tropicana Casinos, Pilgrims Pride, WCI Communities, TOUSA, LandSource, Vertis and Hawaiian Telcom. We continue to advise the UAW in its dealings with Ford, GM and Chrysler and to advise a number of automotive suppliers in the U.S. and Europe.”

“We also are seeing a heightened level of restructuring and debt advisory activity in Europe and around the globe, including advising on the restructurings of Metrovacesa and Premiere, and advising the steering committee of note holders in connection with Belvedere’s restructuring,” said Mr. Golub. “We’re also advising Ineos on its covenant negotiations, Olympic Airways on the sale of certain assets and Ecuador on its debt restructuring.”

Operating Revenue and Operating Income

Core operating business revenue(d) was $1,652.6 million for the full year of 2008, compared to $1,957.9 million for the full year of 2007, reflecting lower M&A revenues, a decline in the value of fund closings by our Private Fund Advisory Group and the effects of market depreciation on Asset Management revenue. Financial Advisory operating revenue was $1,024.0 million for the full year of 2008, compared to $1,240.6 million for the full year of 2007. Asset Management operating revenue was $628.7 million in the full year of 2008, compared to $717.3 million in the full year of 2007.

Operating revenue(e) was $1.68 billion for the full year of 2008, compared to $2.01 billion for the full year of 2007. Operating revenue for the full year of 2008 includes Corporate revenue of $22.5 million, compared to $57.0 million for the full year of 2007. Corporate revenue in the full year of 2008 was adversely affected by investment markdowns and losses reported primarily in the first quarter of 2008.

Operating income(f) was $224.7 million for the full year of 2008, excluding the after-tax, LAM equity charge and including the provisions for counterparty defaults in the third quarter of 2008, compared to $418.3 million for the full year of 2007. The decrease is primarily attributable to the reduction in operating revenue and higher facilities costs and business development expenses, offset by reduced compensation and benefits expenses.

Core operating business revenue was $377.7 million for the 2008 fourth quarter, compared to $624.3 million for the fourth quarter of 2007. Financial Advisory operating revenue was $252.4 million for the 2008 fourth quarter, compared to $393.1 million for the fourth quarter of 2007. Asset Management operating revenue was $125.4 million for the 2008 fourth quarter, compared to $231.2 million for the fourth quarter of 2007.

Operating revenue was $402.5 million for the 2008 fourth quarter, compared to $617.6 million for the fourth quarter of 2007. Operating revenue for the fourth quarter of 2008 includes Corporate revenue of a positive $24.8 million, compared to a negative $6.7 million for the fourth quarter of 2007.

Operating income was $54.1 million for the 2008 fourth quarter, compared to $132.3 million for the fourth quarter of 2007. The decrease was primarily attributable to the reduction in operating revenue offset by lower compensation and benefits expense and other operating expenses.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

(d)	Core operating business revenue includes the results of our Financial Advisory and Asset Management businesses, and excludes the results of Corporate.

(e)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of General Partnerships, which are included in net revenue.

(f)	Operating income is calculated after interest expense and before income taxes and minority interests.

Core Operating Business

Lazard’s core operating business includes its Financial Advisory and Asset Management businesses. Operating revenue for our core operating business was $1,652.6 million for the full year of 2008 and $377.7 million for the fourth quarter of 2008.

Financial Advisory

Lazard’s Financial Advisory business of M&A and Strategic Advisory, Restructuring and Corporate Finance encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information. Restructuring assignments normally are executed over a six- to eighteen-month period, which will also affect the timing of the recognition of restructuring revenue.

Financial Advisory operating revenue was $1.02 billion for the full year of 2008 and $252.4 million for the fourth quarter of 2008, compared to $1.24 billion and $393.1 million for the respective 2007 periods.

M&A and Strategic Advisory

M&A and Strategic Advisory operating revenue was $814.7 million for the full year of 2008, compared to $969.4 million for the full year of 2007, and was $192.7 million for the fourth quarter of 2008, compared to $313.6 million for the fourth quarter of 2007.

Among the transactions completed during the fourth quarter of 2008 on which Lazard advised were the following:

•	InBev’s $52.0 billion acquisition of Anheuser-Busch

•	Ministry of Finance of the Netherlands in the State of the Netherlands’ €16.8 billion acquisition of the Dutch-based banking and insurance businesses of Fortis and Fortis’ share in ABN Amro Holding

•	Lloyds TSB Bank’s £12.2 billion recommended acquisition of HBOS

•	Mitsubishi UFJ Financial Group’s $9.0 billion investment in Morgan Stanley

•	ENI’s €2.7 billion acquisition of Suez’s 57% stake in Distrigas

•	Nationwide Financial Services’ Special Committee in the $2.4 billion combination with Nationwide Mutual Insurance

•	Criteria Caixa’s €1.5 billion acquisition of a 20% stake in GFInbursa

•	Metrovacesa’s £838 million sale of 8 Canada Square in London (HSBC global headquarters) to HSBC

•	L Capital’s $700 million sale of Micromania to GameStop

•	Queensland State Government’s A$530 million sale of Cairns Airport

•	Microsoft’s $486 million acquisition of Greenfield Online

•	Capgemini’s €255 million acquisition of Getronics PinkRoccade Business Application Services

•	H&R Block’s $315 million sale of its Financial Advisors business to Ameriprise

•	Manutencoop Facility Management’s sale of a minority stake to a group of major financial sponsors to finance the acquisition of Pirelli & C. Real Estate Integrated Facility Management SpA

•	Gemeentelijke Holding’s subscription for an increase of the capital in Dexia

Among the pending, announced M&A transactions on which Lazard advised in the fourth quarter, continued to advise, or completed since December 31, 2008, are:

•	Nuclear Liabilities Fund in British Energy’s £12.5 billion recommended sale to EDF

•	Haas Family Trusts in Rohm and Haas’ $18.8 billion sale to Dow Chemical

•	Independent directors of KKR Private Equity Investors, L.P. in its combination with KKR

•	Exelon’s $13.7 billion exchange offer for NRG Energy

•	Shareholders of Essent on the €9.3 billion offer by RWE

•	Hapag-Lloyd’s €4.45 billion sale to a Hamburg-led consortium

•	Ciba’s CHF 6.1 billion sale to BASF

•	TM International’s INR72.9 billion acquisition of a 14.99% stake in Idea Cellular, and Idea Cellular’s subsequent merger with Spice Communications

•	Banco Santander’s $1.9 billion acquisition of Sovereign Bancorp

•	Astellas Pharma’s $1 billion proposal to acquire CV Therapeutics

•	Polaris Acquisition Corp.’s $700 million acquisition of Hughes Telematics

•	Anheuser-Busch InBev’s $667 million sale of a 19.9% stake in Tsingtao to Asahi

•	Tower Group’s Special Committee on the $490 million acquisition of CastlePoint Holdings

•	Air France-KLM ‘s €323 million strategic partnership with Alitalia

•	Caisse Nationale des Caisses d’Epargne’s planned merger with Banque Fédérale des Banques Populaires

•	Clickair’s merger with Vueling

Restructuring

Restructuring operating revenue was $119.3 million for the full year of 2008, compared to $127.2 million for the full year of 2007, which was impacted by two large completed assignments in the third quarter of 2007. Restructuring revenue was $47.1 million for the 2008 fourth quarter, compared to $32.3 million for the fourth quarter of 2007 and compared to $23.9 million for the third quarter of 2008. Restructuring assignments normally are executed over a six- to eighteen-month period, which will affect the timing of the recognition of restructuring revenues.

Recent, notable North American assignments include advising Lehman Brothers in connection with its Chapter 11 bankruptcy and North American asset sales, as well as Smurfit-Stone Container, Tribune Co., Nortel, Pilgrims Pride, Hawaiian Telcom and Tarragon Corporation in connection with their Chapter 11 or similar bankruptcy filings, the Trustee of Bernard L. Madoff Investment Securities LLC in regards to the sale of its trading operations, Fannie Mae in connection with the U.S. Treasury-led restructuring, and CIFG regarding its financial restructuring. Restructuring assignments by our European team include advising on the restructurings of Metrovacesa and Premiere, and advising the steering committee of note holders in connection with Belvedere’s restructuring. Lazard also is advising Ineos on its covenant negotiations, Olympic Airways on the sale of certain assets and Ecuador on its debt restructuring.

We continue to advise on a number of other restructuring assignments both in and out-of-court during and since the fourth quarter of 2008, including:

Chapter 11-related restructuring advisory assignments

•	LandSource Communities Development LLC

•	Technical Olympic USA (TOUSA)

•	Tropicana Casino & Resorts

•	UAW in connection with Delphi’s bankruptcy

•	WCI Communities Inc.

•	Wellman Inc.

Other restructuring advisory assignments

•	BLB Management Services

•	Centro Properties Limited

•	Charter Communications

•	Gruppo Limoni on its covenant negotiations and recapitalization

•	Journal Register Company

•	Trump Entertainment and Resorts

•	UAW in negotiating VEBA restructurings with GM, Ford and Chrysler

Corporate Finance and Other

Corporate Finance and Other operating revenue was $90.0 million for the full year of 2008 compared to $144.0 million for the full year of 2007, and was $12.5 million for the 2008 fourth quarter, compared to $47.2 million for the fourth quarter of 2007. These results were due to declines during the third and fourth quarters of 2008 in the value of fund closings by our Private Fund Advisory Group, as well as declines in Equity Capital Markets transactions and private placements by our Capital Markets Group.

Our Alternative Capital Finance Group served as placement agent on a number of Registered Direct Offerings (RDs) during the fourth quarter of 2008, including RDs for H&R Block, Clean Energy Fuels and Orient-Express Hotels.

Asset Management

Asset Management operating revenue was $628.7 million for the full year of 2008 compared to $717.3 million for the full year of 2007, and was $125.4 million for the fourth quarter of 2008 compared to $231.2 million for the 2007 fourth quarter.

Management fees were $568.4 million for the full year of 2008 compared to $595.7 million for the full year of 2007, and were $108.0 million for the fourth quarter of 2008, compared to $165.4 million for the 2007 fourth quarter. Revenues in 2008 were impacted by the effect that the declining equity markets had on assets under management.

Incentive fees were $35.0 million for the full year of 2008, compared to $67.0 million for the full year of 2007 and were $16.4 million for the fourth quarter of 2008, compared to $49.0 million for the 2007 fourth quarter.

Incentive fees attributed to our traditional long-only investment strategies were $31.2 million for the full year of 2008, compared to $19.0 million for the full year of 2007 and were $13.4 million for the fourth quarter of 2008, compared to $10.3 million for the 2007 fourth quarter. Incentive fees attributed to our alternative investment strategies were $3.8 million for the full year of 2008, compared to $48.0 million for the full year of 2007 and were $3.0 million for the fourth quarter of 2008, compared to $38.7 million for the 2007 fourth quarter.

Other Asset Management revenue was $25.3 million for the full year of 2008 compared to $54.5 million for the full year of 2007, and $1.0 million for the fourth quarter of 2008 compared to $16.8 million for the 2007 fourth quarter. The decrease was due primarily to investment markdowns during the third and fourth quarters of 2008.

Assets under management at the end of the fourth quarter of 2008 were $91.1 billion, representing a 35.6% decrease from the level of assets under management at year-end 2007. The results primarily reflect $1.4 billion of net inflows during the 2008 full year offset by $51.7 billion of market depreciation and the impact of the strengthening U.S. dollar during the fourth quarter. There were $2.2 billion of net outflows, as well as $19.9 billion of market and foreign exchange depreciation during the fourth quarter of 2008. Average assets under management decreased 6.1% for the full year of 2008 to $122.8 billion from $130.8 billion for the full year of 2007, and decreased 27.9% to $102.2 billion for the fourth quarter of 2008, from $141.7 billion for the 2007 fourth quarter.

Corporate

Corporate operating revenue was $22.5 million for the full year of 2008, compared to $57.0 million for the full year of 2007. The revenue for 2008 was adversely impacted by investment markdowns and losses primarily in the first quarter and by unrealized losses on private equity investments primarily in the fourth quarter, offset by gains in the fourth quarter from the repurchase of a portion of the Company’s senior notes and from foreign currency transactions. Corporate operating revenue for 2007 included unrealized gains of $14.1 million on private equity investments and a gain of $9.3 million on Lazard’s interest in the net proceeds from the sale by LFCM Holdings of a portion of LFCM’s investment in Panmure Gordon & Co. plc.

Corporate operating revenue was a positive $24.8 million for the fourth quarter of 2008, compared to a negative $6.7 million during the fourth quarter of 2007. During the 2008 fourth quarter, gains of $20.3 million on the repurchase of a portion of the Company’s senior notes, gains of $11.7 million on foreign currency translation, and investment returns on average cash balances were offset by $12.4 million in unrealized losses on private equity investments. In the 2007 fourth quarter, the negative revenue was due to mark-downs in our portfolio of debt securities, which offset other investment gains.

Expenses

Compensation and Benefits

Compensation and benefits expense, excluding the third-quarter, one-time, pre-tax compensation charge of $197.6 million related to the acquisition of the LAM equity units, decreased 17.1% to $930.7 million and 32.9% to $221.9 million for the full year and fourth quarter of 2008, respectively, compared to $1,123.1 million and $330.8 million for the full year and fourth quarter of 2007, respectively, consistent with the decrease in operating revenue compared to the same periods in 2007. The ratio of compensation and benefits expense to operating revenue was 55.6% for the full year of 2008 and 55.1% for the fourth quarter of 2008. The compensation ratio in the full year and fourth quarter of 2007 was 55.7% and 53.6%, respectively.

Non-Compensation

Non-compensation expenses, excluding transaction costs of $2.0 million associated with the LAM equity charge that occurred during the third quarter of 2008, were $384.7 million and $82.8 million for the full year and fourth quarter of 2008, respectively, excluding in each period the effects of the provisions of our Tax Receivable Agreement, compared to $359.2 million and $104.9 million for the comparable 2007 periods. Non-compensation expenses include amortization of intangibles related to acquisitions completed during the second half of 2007 aggregating $4.6 million and $0.3 million in the full year and fourth quarter of 2008, respectively, compared to $21.5 million and $3.4 million in the respective 2007 periods. Non-compensation expenses in the full year of 2008 also include third-quarter provisions for counterparty defaults of $12.4 million relating primarily to the bankruptcy filing of one of our prime brokers.

The ratio of non-compensation expenses to operating revenue, excluding such amortization, provisions and transaction costs associated with the one-time charge, was 22.0% and 20.5% for the full year and fourth quarter of 2008, respectively, compared to 16.8% and 16.4% in the respective 2007 periods.

Factors contributing to the increases, in addition to the provisions and transaction costs noted above, include (i) the impact of operating expenses attributable to new offices, acquisitions made in the second half of 2007 and other investments in our businesses, and (ii) increased business development expenses for travel, market-related data and outsourced services.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes on a fully exchanged basis, excluding the third-quarter 2008, LAM equity charge, was $41.6 million for the full year of 2008, compared to $90.5 million for the full year of 2007. On the same basis, the effective tax rate for the full year of 2008, exclusive of LAM general partnership interests-related revenue and including the effects of the provision of our Tax Receivable Agreement, was 23% compared to 25% for the respective 2007 period.

Minority Interest

Minority interest expense, assuming full exchange of minority interests, amounted to a negative $13.3 million in the full year of 2008, compared to a positive $5.1 million in the full year of 2007, and a negative $3.6 million in the fourth quarter of 2008 compared to a negative $2.9 million in the fourth quarter of 2007. Minority interest is included in net revenues and is attributable to various LAM-related general partnership interests held by our managing directors.

Capital

On September 25, 2008, Lazard completed its previously announced acquisition of the Lazard Asset Management (LAM) equity units that the firm did not previously own. In connection with the acquisition, Lazard recorded the third-quarter, after-tax, LAM equity charge of $192.1 million, on a fully exchanged basis.

At December 31, 2008, Lazard reported total stockholders’ equity of $250.6 million. Equity, on a fully exchanged basis, was $289.9 million. Reported total stockholders’ equity for the full year and fourth quarter of 2008 includes a net reduction in Accumulated Other Comprehensive Income of $131.9 million and $67.7 million, respectively. The reductions in the full year and fourth quarter periods were due primarily to (i) net negative foreign currency translation adjustments of $152.2 million and $98.2 million, respectively, and (ii) net markdowns of $40.8 million and $25.2 million, respectively, related to securities designated as available for sale, offset by credits of (i) $15.5 million and $15.3 million, respectively, related primarily to employee benefit plans and (ii) $45.6 million and $40.4 million, respectively, for the portion of such amounts allocated to the minority interest of LAZ-MD Holdings.

During the fourth quarter of 2008, Lazard repurchased 2.57 million shares of Class A common stock, for an aggregate cost of $67.7 million. Lazard’s remaining share repurchase authorization at December 31, 2008, was $126.3 million.

During the fourth quarter of 2008, Lazard repurchased $50.8 million and $11.5 million principal amounts of its senior notes due in 2017 and 2015, respectively, and recognized an aggregate gain of $20.3 million.

Strategic Business Developments

During the fourth quarter of 2008 Lazard continued to invest to support the firm’s strategy to create growth opportunities.

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In our Financial Advisory business, Lazard continued to recruit senior talent. During the past year, new hires included a European-based Vice Chairman of Lazard International specializing in healthcare and global financial transactions; UK-based managing directors in the financial institutions group; a European managing director specializing in mining and metals; European debt advisory professionals in France, Germany and the UK; key hires in the U.S. in restructuring, the aerospace & defense sector and the Lazard Middle Market business; as well as the return of the firm’s global head of power, utilities and infrastructure.

•	In Asset Management, we continued to seed new strategies in our traditional and alternative investments business.

Lazard intends to continue to hire key professionals on a selected basis and to redeploy Lazard employees into areas where the firm sees potential for growth: restructuring, financial institutions advisory and other sectors, and selected areas in Asset Management. To further optimize the Lazard’s mix of personnel, it also has been reducing staffing in other areas, and the back office, to create greater efficiency, productivity and shareholder value. As a result of these reductions and realignments, Lazard expects to record a pre-tax charge of approximately $60 million in the first quarter of 2009.

U.S. GAAP Financial Information

On a U.S. GAAP basis, results include the third-quarter, after-tax, LAM equity charge and the minority interest expense attributable to the exchangeable interests held by LAZ-MD Holdings (LAZ-MD). The following table presents select financial results for the full year and fourth quarter of 2008 compared to the corresponding 2007 periods.

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
	($ in millions, except per share data)
Operating income	$25.1	$418.3	$54.1	$132.3

Net income	$3.1	$155.0	$38.0	$59.1

Net income per share - diluted	$0.06	$2.79	$0.50	$1.04

Non-U.S. GAAP Financial Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating revenue

•	Minority interest assuming full exchange of exchangeable interests

•	Net income, and related amount per share (diluted), excluding the third-quarter 2008, after-tax, LAM equity charge

•	Net income, and related amount per share (diluted), excluding the one-time charge and excluding provisions for counterparty defaults

•	Provisions for income taxes on a fully exchanged basis, excluding the third-quarter 2008 LAM equity charge

•	Equity on a fully exchanged basis

A reconciliation of non-U.S. GAAP financial information is presented on page 16 of this press release.

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 24 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Conference Call

Bruce Wasserstein, Chairman and Chief Executive Officer, Steven Golub, Vice Chairman, and Michael J. Castellano, Chief Financial Officer, will host a conference call today at 10 am EST to discuss the company’s financial results for the full year and fourth quarter of 2008. The conference call can be accessed via a live audio web cast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (877) 852-6576 (U.S. and Canada) or +1 (719) 325-4809 (outside of the U.S. and Canada), 15 minutes prior to the start of the conference call.

A replay of the web cast will be available beginning at 1:00 p.m. EST today through February 18, 2009, via the Lazard website, or by dialing 1 (888) 203-1112 (for the U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 7743954.

*        *        *

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

*        *        *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

###

LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
			Increase /				Increase /
	2008	2007	(Decrease)		2008	2007	(Decrease)
	($ in thousands)
Financial Advisory
M&A and Strategic Advisory	$192,678	$313,622	$(120,944)	(39%)	$814,660	$969,409	$(154,749)	(16%)
Financial Restructuring	47,135	32,321	14,814	46%	119,283	127,175	(7,892)	(6%)
Corporate Finance and Other	12,542	47,190	(34,648)	(73%)	90,017	143,999	(53,982)	(37%)

Total	252,355	393,133	(140,778)	(36%)	1,023,960	1,240,583	(216,623)	(17%)
Asset Management
Management Fees	107,987	165,432	(57,445)	(35%)	568,436	595,725	(27,289)	(5%)
Incentive Fees	16,353	48,959	(32,606)	(67%)	34,961	67,032	(32,071)	(48%)
Other Revenue	1,018	16,782	(15,764)	(94%)	25,267	54,518	(29,251)	(54%)

Total	125,358	231,173	(105,815)	(46%)	628,664	717,275	(88,611)	(12%)

Core Operating Business Revenue (a)	377,713	624,306	(246,593)	(39%)	1,652,624	1,957,858	(305,234)	(16%)
Corporate	24,835	(6,710)	31,545	n/m	22,472	56,979	(34,507)	(61%)

Operating Revenue (b)	402,548	617,596	(215,048)	(35%)	1,675,096	2,014,837	(339,741)	(17%)
LAM GP Related Revenue/(Loss)	(3,577)	(2,941)	(636)	—	(13,348)	5,135	(18,483)	—
Other Interest Expense	(23,051)	(29,572)	6,521	—	(104,541)	(102,283)	(2,258)	—

Net Revenue	$375,920	$585,083	$(209,163)	(36%)	$1,557,207	$1,917,689	$(360,482)	(19%)

(a)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.

(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended Ended December 31,			Year Ended Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	($ in thousands, except per share data)
Total revenue (a)	$408,723	$626,273	(35%)	$1,710,454	$2,049,664	(17%)
LFB interest expense	(6,175)	(8,677)		(35,358)	(34,827)

Operating revenue	402,548	617,596	(35%)	1,675,096	2,014,837	(17%)
LAM GP related revenue/(loss)	(3,577)	(2,941)		(13,348)	5,135
Other interest expense	(23,051)	(29,572)		(104,541)	(102,283)

Net revenue	375,920	585,083	(36%)	1,557,207	1,917,689	(19%)
Operating expenses:
Compensation and benefits	221,894	330,832	(33%)	1,128,253	1,123,068	0%
Occupancy and equipment	22,543	25,667		97,186	91,103
Marketing and business development	17,230	24,244		81,282	74,508
Technology and information services	16,879	17,438		67,892	59,409
Professional services	7,686	12,813		53,207	48,508
Fund administration and outsourced services	9,118	7,003		30,830	22,045
Provision pursuant to tax receivable agreement	17,084	17,104		17,084	17,104
Amortization of intangible assets related to acquisitions	344	3,367		4,596	21,523
Other	9,049	14,337		51,737	42,126

Total non-compensation expense	99,933	121,973	(18%)	403,814	376,326	7%

Operating expenses	321,827	452,805	(29%)	1,532,067	1,499,394	2%

Operating income	54,093	132,278	(59%)	25,140	418,295	(94%)
Provision (benefit) for income taxes	(5,875)	14,958	(139%)	25,379	80,616	(69%)

Income before minority interest in net income (loss)	59,968	117,320	(49%)	(239)	337,679	(100%)
Minority interest in net income (loss) (excluding LAZ-MD)	(3,563)	(2,938)		(13,333)	5,143
Minority interest in net income (LAZ-MD only)	25,552	61,133		9,956	177,494

Net income	$37,979	$59,125	(36%)	$3,138	$155,042	(98%)

Weighted average shares outstanding (b):
Basic	71,099,843	50,785,919	40%	60,874,734	51,185,639	19%
Diluted	125,270,558	118,536,180	6%	60,874,734	62,212,617	(2%)
Net income per share:
Basic	$0.54	$1.17	(54%)	$0.06	$3.04	(98%)
Diluted	$0.50	$1.04	(52%)	$0.06	$2.79	(98%)

Supplemental Information Assuming Full Exchange of Exchangeable Interests and excluding the LAM-related charge (c):

Compensation and benefits, excluding the LAM-related charge	$221,894	$330,832	(33%)	$930,703	$1,123,068	(17%)

Non-compensation expense, excluding the LAM-related charge	$99,933	$121,973	(18%)	$401,814	$376,326	7%

Operating income, excluding the LAM-related charge	$54,093	$132,278	(59%)	$224,690	$418,295	(46%)

Net income assuming full exchange of exchangeable interests and excluding the LAM-related charge	$61,154	$122,577	(50%)	$196,429	$322,690	(39%)

Weighted average shares outstanding, assuming full exchange of exchangeable interests and excluding the LAM-related charge (d):
Basic	117,145,417	106,108,711	10%	112,460,633	106,950,012	5%
Diluted	125,270,558	118,536,180	6%	122,523,533	117,976,990	4%
Net income per share - assuming full full exchange of exchangeable interests and excluding the LAM-related charge:
Basic	$0.52	$1.16	(55%)	$1.75	$3.02	(42%)
Diluted	$0.50	$1.04	(52%)	$1.65	$2.77	(40%)
Ratio of compensation to operating revenue as adjusted (e)	55.1%	53.6%		55.6%	55.7%
Ratio of non-compensation to operating revenue as adjusted (f)	20.5%	16.4%		22.0%	16.8%

See Notes to Unaudited Condensed Consolidated Statements of Operations

LAZARD LTD

Notes to Unaudited Condensed Consolidated Statements of Operations

(a)	Excluding LAM General Partnership related revenue

(b)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

(c)	Charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and to non-compensation expense, respectively, in the 2008 third quarter in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(d)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2007 and excluding the charge noted in (c) above (see “Reconciliation of US GAAP to Full Exchange Results Excluding the LAM-related Charge”).

(e)	For the year ended December 31, 2008, excludes the $197,550 charge noted in (c) above.

(f)	Excludes the amortization of intangible assets related to acquisitions and the provision pursuant to the tax receivable agreement and for the year ended December 31, 2008 excludes the $2,000 charge noted in (c) above and $12,368 provisions for losses from counterparty defaults related to the bankruptcy filing of one of our prime brokers.

LAZARD LTD

RECONCILIATION OF US GAAP RESULTS TO FULL EXCHANGE EXCLUDING THE LAM-RELATED CHARGE

	Three Months Ended Ended December 31,		Year Ended Ended December 31,
	($ in thousands, except per share data)
	2008	2007	2008	2007
Net income	$37,979	$59,125	$3,138	$155,042
Adjustment to exclude the LAM-related charge (a):
Compensation and benefits	—	—	197,550	—
Non-compensation expense	—	—	2,000	—
Provision (benefit) for income taxes	—	—	(7,427)	—
Minority interest	—	—	(83,495)	—

Net income excluding the LAM-related charge	$37,979	$59,125	$111,766	$155,042

Adjustment for full exchange of exchangeable interests (b):
Provision (benefit) for income taxes	(2,377)	2,319	(8,788)	(9,846)
Minority interest	25,552	61,133	93,451	177,494

Net income assuming full exchange of exchangeable interests	$61,154	$122,577	$196,429	$322,690

Diluted net income per share (c):
Net income	$0.50	$1.04	$0.06	$2.79
Net income excluding the LAM-related charge	$0.50	$1.04	$1.65	$2.79
Net income assuming full exchange of exchangeable interests	$0.50	$1.04	$1.65	$2.77

(a)	Charge in the 2008 third quarter in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(b)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2007 and an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 18.2% and 23.0% for the three month period and year ended December 31, 2008 and of 19.5% and 25.0% in the three month period and year ended December 31, 2007 respectively.

(c)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$909,707	$1,055,844
Cash segregated for regulatory purposes or deposited with clearing organizations	14,583	24,585
Receivables	711,901	1,097,178
Investments*
Debt	333,070	585,433
Equity	71,105	333,796
Other	215,792	169,612

	619,967	1,088,841
Goodwill and other intangible assets	175,144	187,909
Other assets	430,734	386,056

Total assets	$2,862,036	$3,840,413

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$541,784	$858,733
Accrued compensation and benefits	202,422	498,058
Senior debt	1,087,750	1,587,500
Other liabilities	568,328	623,008
Subordinated loans	150,000	150,000

Total liabilities	2,550,284	3,717,299
Commitments and contingencies
Minority interest **	61,172	52,775
Stockholders’ equity
Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	763	517
Class B	—	—
Additional paid-in capital	429,694	(161,924)
Accumulated other comprehensive income, net of tax	(79,435)	52,491
Retained earnings	221,410	248,551

	572,432	139,635
Less: Class A common stock held by a subsidiary, at cost	(321,852)	(69,296)

Total stockholders’ equity	250,580	70,339

Total liabilities, minority interest and stockholders’ equity	$2,862,036	$3,840,413

*	At fair value, with the exception of $75,695 and $755 of investments accounted for under the equity method at December 31, 2008 and December 31, 2007, respectively.

**	Includes $39,341 and $nil attributable to exchangeable interests held by members of LAZ-MD Holdings at December 31, 2008 and December 31, 2007, respectively.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Dec. 31, 2008	Sept. 30, 2008 (a)	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006
	($ in thousands, except per share data)
Financial Advisory
M&A and Strategic Advisory	$192,678	$230,890	$225,108	$165,984	$313,622	$295,401	$164,318	$196,068	$247,483
Financial Restructuring	47,135	23,944	32,666	15,538	32,321	56,161	29,073	9,620	20,423
Corporate Finance and Other	12,542	15,349	31,220	30,906	47,190	28,255	51,619	16,935	34,260

Total	252,355	270,183	288,994	212,428	393,133	379,817	245,010	222,623	302,166
Asset Management
Management Fees	107,987	145,332	157,108	158,009	165,432	157,424	142,230	130,639	121,589
Incentive Fees	16,353	10,179	8,429	—	48,959	7,315	5,752	5,006	42,009
Other Revenue	1,018	536	13,289	10,424	16,782	12,798	13,666	11,272	10,961

Total	125,358	156,047	178,826	168,433	231,173	177,537	161,648	146,917	174,559

Core operating business revenue (b)	377,713	426,230	467,820	380,861	624,306	557,354	406,658	369,540	476,725
Corporate	24,835	11,076	26,219	(39,658)	(6,710)	12,164	32,868	18,657	14,774

Operating revenue (c)	$402,548	$437,306	$494,039	$341,203	$617,596	$569,518	$439,526	$388,197	$491,499

Operating income (a) (d)	$54,093	$64,837	$87,738	$18,022	$132,278	$118,586	$89,163	$78,268	$115,207

Net income (a)	$37,979	$31,671	$34,317	$7,799	$59,125	$40,267	$29,296	$26,354	$36,596

Net income per share (a)
Basic	$0.54	$0.48	$0.61	$0.16	$1.17	$0.79	$0.57	$0.51	$0.88
Diluted	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73	$0.52	$0.47	$0.78
Supplemental Information:
Net income assuming full exchange of exchangeable interests	$61,154	$54,750	$64,570	$15,956	$122,577	$83,565	$61,515	$55,033	$85,817

Net income per share - assuming full exchange of exchangeable interests
Basic	$0.52	$0.47	$0.58	$0.15	$1.16	$0.78	$0.57	$0.51	$0.84
Diluted	$0.50	$0.44	$0.54	$0.14	$1.04	$0.73	$0.53	$0.47	$0.78
Assets Under Management ($ millions)	$91,109	$113,287	$134,139	$134,193	$141,413	$142,084	$135,350	$124,852	$110,437

(a)	The three months ended September 30, 2008 represents U.S. GAAP results less a charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, net of taxes, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(b)	Core operating business revenue includes the results of Financial Advisory and Asset Management businesses and excludes the results of Corporate.

(c)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

(d)	Operating income is after interest expense and before income taxes and minority interests.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME (LOSS) PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$37,979	$59,125	$3,138	$155,042
Add - net income associated with Class A common shares issuable on a non-contingent basis (a)	577	505	484	678

Basic net income	$38,556	$59,630	$3,622	$155,720

Denominator:
Weighted average shares outstanding (a)	71,099,843	50,785,919	60,874,734	51,185,639

Basic net income per share	$0.54	$1.17	$0.06	$3.04

Diluted
Numerator:
Basic net income	$38,556	$59,630	$3,622	$155,720
Add - dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (b)	647	524	—	1,909
Minority interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	22,963	63,500	—	15,714

Diluted net income	$62,166	$123,654	$3,622	$173,343

Denominator:
Weighted average shares outstanding	71,099,843	50,785,919	60,874,734	51,185,639
Add - dilutive effect of incremental issuable shares:
Restricted stock units (c)	4,707,459	3,368,048	—	2,589,181
Equity security units (c)	—	4,879,933	—	5,266,246
Convertible notes (c)	2,631,570	2,631,570	—	2,631,570
Series A and Series B convertible preferred stock (d)	786,112	1,547,918	—	539,981
Exchangeable interests (e)	46,045,574	55,322,792	—	—

Diluted weighted average shares outstanding	125,270,558	118,536,180	60,874,734	62,212,617

Diluted net income per share	$0.50	$1.04	$0.06	$2.79

(a)	For the three month period and year ended December 31, 2008, includes 993,024 and 1,110,070 weighted average shares, respectively, and for the three month period and year ended December 31, 2007, includes 815,558 and 310,267 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three month period and year ended December 31, 2008, includes 2,201,457 and 586,258 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.

(b)	For the three month period ended December 31, 2008 and the three month period and year ended December 31, 2007, includes interest expense, net of tax, related to the convertible notes.

(c)	For the year ended December 31, 2008, the restricted stock units, equity security units and convertible notes were not dilutive.

(d)	For the three month period ended December 31, 2008, includes 7,523 shares of Series A convertible preferred stock less 230 shares that were converted during the three month period ended December 31, 2008. For the year ended December 31, 2008, the Series A convertible preferred stock and Series B convertible preferred stock were not dilutive. For the three month period and year ended December 31, 2007, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions. The rate of conversion into Class A common stock is dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

(e)	For the years ended December 31, 2008 and December 31, 2007, the LAZ-MD exchangeable interests were not dilutive.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2007

& EXCLUDING THE LAM-RELATED CHARGE (a)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$61,154	$122,577	$196,429	$322,690
Denominator:
Weighted average shares outstanding (b)	117,145,417	106,108,711	112,460,633	106,950,012

Basic net income per share	$0.52	$1.16	$1.75	$3.02

Diluted
Numerator:
Net income	$61,154	$122,577	$196,429	$322,690
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax (c)	1,012	980	5,318	3,613

Diluted net income	$62,166	$123,557	$201,747	$326,303

Denominator:
Weighted average shares outstanding	117,145,417	106,108,711	112,460,633	106,950,012
Add - dilutive effect of incremental issuable shares:
Restricted stock units	4,707,459	3,368,048	5,068,804	2,589,181
Equity security units	—	4,879,933	1,762,749	5,266,246
Convertible notes	2,631,570	2,631,570	1,973,678	2,631,570
Series A and Series B convertible preferred stock (d)	786,112	1,547,918	1,257,669	539,981

Diluted weighted average shares outstanding	125,270,558	118,536,180	122,523,533	117,976,990

Diluted net income per share	$0.50	$1.04	$1.65	$2.77

(a)	For the year ended December 31, 2008, excludes a third quarter charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(b)	For the three month period and year ended December 31, 2008, includes 993,024 and 1,110,070 weighted average shares, respectively, and for the three month period and year ended December 31, 2007, includes 815,558 and 310,267 weighted average shares, respectively, related to the Class A common stock that are issuable on a non-contingent basis with respect to acquisitions. For the three month period and year ended December 31, 2008, includes 2,201,457 and 586,258 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the purchase of all outstanding LAM Equity units.

(c)	For the three month periods and years ended December 31, 2008 and December 31, 2007 includes interest expense, net of tax, related to the convertible notes. For the year ended December 31, 2008 includes interest expense, net of tax, related to the equity security units.

(d)	For the three month period ended December 31, 2008, includes 7,523 shares of Series A convertible preferred stock less 230 shares that were converted during the three month period ended December 31, 2008. For the year ended December 31, 2008, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock less 4,862 shares of Series A and 277 shares of Series B that were converted during the year ended December 31, 2008. For the three month period and year ended December 31, 2007, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to acquisitions. The rate of conversion into Class A common stock is dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	December 31, 2008	September 30, 2008	December 31, 2007	Qtr to Qtr	YTD
	($ in millions)
Equities	$70,172	$90,302	$119,276	(22.3%)	(41.2%)
Fixed Income	12,644	13,277	14,233	(4.8%)	(11.2%)
Alternative Investments	3,196	4,270	3,577	(25.2%)	(10.7%)
Private Equity (a)	1,579	1,557	1,401	1.4%	12.7%
Cash	3,518	3,881	2,926	(9.4%)	20.2%

Total AUM	$91,109	$113,287	$141,413	(19.6%)	(35.6%)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	($ in millions)		($ in millions)
AUM - Beginning of Period	$113,287	$142,084	$141,413	$110,437
Net Flows	(2,231)	(740)	1,371	16,745
Market and foreign exchange appreciation (depreciation)	(19,947)	69	(51,675)	14,231

AUM - End of Period	$91,109	$141,413	$91,109	$141,413

Average AUM (b)	$102,198	$141,749	$122,828	$130,827

% Change in average AUM	(27.9%)		(6.1%)

(a)	Includes $1.2 billion, $1.1 billion and $1.0 billion as of December 31, 2008, September 30, 2008 and December 31, 2007, respectively, held by an investment company for which Lazard may earn carried interests.

(b)	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended December 31,		Year Ended Ended December 31,		Supplemental Information Excluding LAM-related charge (a)
	2008	2007	2008	2007	Three Months Ended Dec. 31, 2008	Year Ended Dec. 31, 2008
	($ in thousands)
Lazard Ltd Consolidated Effective Tax Rate
Operating Income
Lazard Group
Allocable to LAZ-MD Holdings (weighted average ownership of 37.6% and 43.2% for the three month period and year ended December 31, 2008, excluding the LAM-related charge, and 51.7% and 51.9% for the three month period and year ended December 31, 2007 respectively)	$26,625	$77,297	$18,154	$226,214	$26,625	$104,508
Allocable to Lazard Ltd (weighted average ownership of 62.4% and 56.8% for the three month period and year ended December 31, 2008, excluding the LAM-related charge, and 48.3% and 48.1% for the three month period and year ended December 31, 2007 respectively)	44,122	72,299	23,875	209,850	44,122	137,071

Total Lazard Group operating income	70,747	149,596	42,029	436,064	70,747	241,579
Lazard Ltd’s provision pursuant to tax receivable agreement	(17,084)	(17,104)	(17,084)	(17,104)	(17,084)	(17,084)
Lazard Ltd and its wholly owned subsidiaries	430	(214)	195	(665)	430	195

Total Lazard Ltd consolidated operating income	$54,093	$132,278	$25,140	$418,295	$54,093	$224,690

Provision for income taxes

Lazard Group (effective tax rates of 9.1% and 70.6% for the three month period and year ended December 31, 2008, and 22.9% and 20.4% for the three month period and year ended December 31, 2007, respectively) (b)

Allocable to LAZ-MD Holdings	$2,418	$17,682	$13,646	$46,038	$2,418	$16,505
Allocable to Lazard Ltd	3,997	16,540	16,045	42,748	3,997	20,613

Total Lazard Group provision for income taxes	6,415	34,222	29,691	88,786	6,415	37,118
Tax adjustment for Lazard Ltd entity-level (c)	(12,290)	(19,264)	(4,312)	(8,170)	(12,290)	(4,312)

Lazard Ltd consolidated provision for income taxes	($5,875)	$14,958	$25,379	$80,616	($5,875)	$32,806

Lazard Ltd consolidated effective tax rate	(10.9%)	11.3%	101.0%	19.3%	(10.9%)	14.6%

Lazard Ltd Fully Exchanged Tax Rate
Operating Income
Lazard Ltd consolidated operating income	$54,093	$132,278	$25,140	$418,295	$54,093	$224,690
Plus: Lazard Ltd’s provision pursuant to tax receivable agreement	17,084	17,104	17,084	17,104	17,084	17,084
Adjustments for LAM GP related loss/(revenue)	3,577	2,941	13,348	(5,135)	3,577	13,348

Operating income excluding LAM GP related revenue	$74,754	$152,323	$55,572	$430,264	$74,754	$255,122

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	($5,875)	$14,958	$25,379	$80,616	($5,875)	$32,806
Tax adjustment for full exchange (d)	2,377	(2,319)	8,788	9,846	2,377	8,788

Total fully exchanged provision for income taxes	(3,498)	12,639	34,167	90,462	(3,498)	41,594
Plus: Lazard Ltd’s provision pursuant to tax receivable agreement	17,084	17,104	17,084	17,104	17,084	17,084

Total fully exchanged provision for income taxes including Lazard Ltd’s provision pursuant to tax receivable agreement	$13,586	$29,743	$51,251	$107,566	$13,586	$58,678

Lazard Ltd fully exchanged tax rate	18.2%	19.5%	92.2%	25.0%	18.2%	23.0%

(a)	For the year ended December 31, 2008, excludes a third quarter charge consisting of $197,550 and $2,000 recorded to compensation and benefits expense and non-compensation expense, net of taxes, respectively in connection with the company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(b)	Lazard Group effective tax rate of 15.4% excluding the LAM-related charge, for the year ended December 31, 2008.

(c)	For the three month period ended December 31, 2008 and the three month period and year ended December 31, 2007 represents an adjustment to the Lazard Ltd tax provision, from $3,997 to ($8,293), from $16,540 to ($2,724) and from $42,748 to $34,578 for an effective tax rate of 18.2%, 19.5% and 25.0%, respectively, applicable to Lazard Ltd’s ownership interest in Lazard Group’s operating income exclusive of its applicable share of LAM GP related gains and losses. For the year ended December 31, 2008, the income tax benefit associated with the LAM-related charge noted in (a) above was $7,427 which significantly impacted the effective tax rate. Excluding the LAM-related charge, for the year ended December 31, 2008 the adjustment to the Lazard Ltd tax provision was from $20,613 to $16,301 for an effective tax rate of 23.0%.

(d)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 18.2% and 23.0% for the three month period and year ended December 31, 2008 and of 19.5% and 25.0% in the three month period and year ended December 31, 2007 respectively.